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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM N-8A

          NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
               OF THE INVESTMENT COMPANY ACT OF 1940, AS AMENDED


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

                            Name:  e-navigator Fund

  Address of Principal Business Office (No. & Street, City, State, Zip Code):
                              501 Boylston Street
                          Boston, Massachusetts 02116

            Telephone Number (including area code):  (800) 333-3204

               Name and address of agent for service of process:
                                Maura A. Murphy
                 c/o New England Mutual Life Insurance Company
                              501 Boylston Street
                          Boston, Massachusetts 02116

                                  Copies to:
                              John M. Loder, Esq.
                                 Ropes & Gray
                            One International Place
                               Boston, MA  02110



Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: Yes
[X]  No  [_]
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SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts, on the 21st day of September, 1998.

                              e-navigator Fund


                              By: /s/ Frederick K. Zimmermann
                                  -----------------------------------------
                                  Frederick K Zimmermann,
                                  President

Attest:


      By: /s/ Scott C. Goebel
         -------------------------------------------------------------
         Scott C. Goebel,
         Attorney

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